EXHIBIT 8

                               HUNTON & WILLIAMS
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                         RICHMOND, VIRGINIA 23219-4074

                                                     File No.: 27789.235
                                                     Direct Dial: (804) 788-8267

                                November 4, 1996

United Dominion Realty Trust, Inc.
10 South Sixth Street, Suite 203
Richmond, Virginia 23219

                    Merger of South West Property Trust Inc.
                    Into United Dominion Realty Trust, Inc.
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

     We have acted as counsel to United Dominion Realty Trust, Inc., a Virginia corporation ("United Dominion"), in connection with the proposed statutory merger (the "Merger") of South West Property Trust Inc., a Maryland corporation ("South West"), into United Sub, Inc., a Virginia corporation and wholly-owned subsidiary of United Dominion ("United Sub"). You have requested our opinion concerning certain federal income tax consequences of the Merger.

     The only South West stock outstanding is common stock. In the Merger, each share of South West common stock will be exchanged for the right to receive
1.0833 shares of United Dominion common stock, subject to adjustment in certain circumstances. Any South West shareholder who otherwise would be entitled to a fractional share of United Dominion common stock as a result of the Merger will receive cash from United Dominion in lieu of the fractional share. South West shareholders are not entitled to dissenters' rights with respect to the Merger. Immediately before the Merger, South West will purchase all outstanding options (whether or not vested) to purchase shares of South West common stock, and all such options that have been authorized but are unissued under a South West employee benefit plan shall be canceled.

     In giving this opinion, we have examined the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated October 1, 1996 among United Dominion, United Sub, and South West, the Registration Statement on Form S-4 under the Securities Act of 1933 relating to the Merger (the "S-4"), and such other documents as we have considered necessary. In addition, we have assumed, with your consent, that:

     1. United Dominion qualifies, and immediately before the effective time of the Merger will qualify, as a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code");

     2. United Sub is and will be a "qualified REIT subsidiary" within the meaning of section 856 (i) of the Code (a "Qualified REIT Subsidiary");

     3. South West qualifies, and will continue to qualify up to the effective time of the Merger, as a REIT. This assumes, among other things, that South West will satisfy the distribution requirements of section 857(a)(1) of the Code for its taxable year ending on the effective date of the Merger;

     4. The fair market value of the United Dominion common stock (including any fractional share interest) received by a South West stockholder in exchange for South West common stock will be approximately equal to the fair market value of the South West common stock surrendered in the exchange.

     5. None of the compensation received by any stockholder-employee of South West will be separate compensation for, or allocable to, any shares of South West common stock; and the compensation paid to any stockholder-employee of South West will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     6. The payment of cash in lieu of fractional shares of United Dominion common stock is solely for the purpose of avoiding the expense and inconvenience to United Dominion of issuing fractional shares and does not represent separately

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bargained-for consideration. The total cash consideration that will be paid in the Merger to South West stockholders in lieu of fractional shares of United Dominion common stock will not exceed one percent of the total consideration that will be issued in the Merger to the South West stockholders in exchange for their South West common stock.

     7. United Dominion has no plan or intention to reacquire any of its stock issued in the Merger or to make an extraordinary distribution with respect to such stock.

     8. Following the Merger, United Dominion will continue the historic business of South West or use a significant portion of South West's historic business assets in a business.

     9. There is no indebtedness existing between (a) South West or any subsidiary of South West, on the one hand, and (b) United Dominion, United Sub, or any other subsidiary of United Dominion, on the other hand.

     10. Neither United Dominion nor any subsidiary of United Dominion (a) has transferred or will transfer cash or other property to South West or any subsidiary of South West Hunton & Williams United Dominion Realty Trust, Inc. for less than fair market value consideration in anticipation of the Merger or
(b) has made or will make any loan to South West or any subsidiary of South West in anticipation of the Merger.

     11. Neither United Dominion nor United Sub has any plan or intention to sell or otherwise dispose of any of the assets of South West acquired in the Merger, except for dispositions made in the ordinary course of business.

     12. Each of United Dominion, United Sub, and South West has paid or will pay its respective expenses, if any, incurred in connection with the Merger.

     13. United Dominion has not acquired, nor will it acquire, any shares of South West common stock in anticipation of the Merger.

     14. No share of South West common stock has been or will be redeemed in anticipation of the Merger, and South West has not made, and will not make, any extraordinary distribution with respect to its stock in anticipation of the Merger.

     15. There is no plan or intention by stockholders of South West to sell, exchange, or otherwise dispose of a number of shares of United Dominion common stock received in the Merger that would reduce the South West stockholders' ownership of United Dominion common stock to a number of shares having a fair market value, as of the effective date of the Merger, of less than 50 percent of the fair market value of all the formerly outstanding South West common stock. For this purpose, (a) shares of South West common stock exchanged for cash in lieu of fractional shares of United Dominion common stock are treated as outstanding as of the effective date of the Merger, and (b) shares of South West common stock and shares of United Dominion common stock held by South West stockholders and otherwise sold, redeemed, or disposed of before or after the Merger are considered.

     16. The liabilities of South West, the liabilities of any Qualified REIT Subsidiary of South West, and the liabilities to which the assets of South West or of any Qualified REIT Subsidiary of South West are subject were incurred in the ordinary course of business.

     17. On the effective date of the Merger, the fair market value of the assets of South West transferred to United Sub will exceed the sum of South West's liabilities assumed by United Sub plus, without duplication, the amount of liabilities, if any, to which the transferred assets are subject.

     18. South West has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and the regulations thereunder. Hunton & Williams United Dominion Realty Trust, Inc.

     19. South West is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

     Based on the foregoing, and assuming that the Merger will be consummated in accordance with the Merger Agreement, we are of the opinion that under existing law, for federal income tax purposes:

     1. The Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code.

     2. Each of United Dominion and South West will be a party to the reorganization within the meaning of section 368(b) of the Code.

     3. Neither United Dominion nor United Sub will recognize gain or loss upon the acquisition of South West's assets in the Merger in exchange for United Dominion common stock and the assumption of South West's liabilities.

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     4. South West will not recognize gain or loss (a) upon the transfer of its assets to United Sub in the Merger in exchange for United Dominion common stock and the assumption of South West's liabilities or (b) upon the constructive distribution of United Dominion common stock to South West stockholders.

     5. The Merger will not result in United Dominion's failure to continue to qualify as a REIT.

     6. The material federal income tax consequences of the Merger to United Dominion and to South West are fairly summarized in the S-4 under the caption "Merger -- Certain Federal Income Tax Consequences."

     We hereby consent to the filing of this opinion as an exhibit to the S-4. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                         Very truly yours,
                                         HUNTON & WILLIAMS

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